Date Released: 16-SEP-2021	Rev: A
Doc Title: Insider Trading
Function/Owner: Legal/Corporate Compliance	Policy Number: 10.17
Formerly: “Insider Trading Policy,” 12/19/2018, Policy No. 602	Page 1 of 6

1.0 PURPOSE:
The purpose of this policy is to educate and ensure compliance with federal securities laws relating to the trading of securities of publicly traded companies.

2.0 SCOPE:
This policy applies to all employees, managers, officers of Albany International Corp. (“Albany” or the “Company”), including those of Company subsidiaries wherever located.

3.0 DEFINITIONS:

Term / Acronym	Definition
N/A	N/A

4.0 POLICY:
Federal securities laws prohibit trading (or providing information to others who may trade) in the securities of a publicly traded company such as Albany while in possession of material non-public information about the company. The Company has adopted the following policies and procedures as part of its effort to ensure compliance with such laws.

This policy is divided into two parts; the first part applies to all officers, directors and employees of the Company. The second part imposes additional trading restrictions on officers, directors, and certain other employees who have access to certain financial or other information about the Company.

4.1 Part One (Applicable to All Officers, Directors, and Employees)
4.1.1 Statement of Prohibitions
No officer, director or employee of the Company may buy or sell any Company securities when in possession of material non-public information about the Company. This prohibition extends to activities that may not traditionally be thought of as purchases or sales, such as the pledge of Company securities to secure a loan.

No officer, director or employee of the Company may buy or sell the securities of another company, such as one of the Company’s vendors or customers, if that person is in possession of material non-public information about the other company that has been obtained in the course of his or her employment with, or other services performed for, the Company.

No officer, director or employee of the Company may make recommendations or express opinions on the basis of material non-public information about trading in the securities of the Company or any other company or disclose material non-public information about the Company to any third party, including family or household members.
No officer, director or employee of the Company may engage in any speculative transactions in Company securities or any other transaction (e.g., “day trading”) that suggests an attempt to profit in short-term
Uncontrolled Document When Printed Unless Stamped with a Control Stamp
This document contains proprietary, confidential, and/or trade secret information of Albany International Corporation (“AIC”). Possessing, using, copying or disclosing this document to or for the benefit of any third party without AIC’s prior written consent may result in criminal and/or civil liability.

Date Released: 16-SEP-2021	Rev: A
Doc Title: Insider Trading
Function/Owner: Legal/Corporate Compliance	Policy Number: 10.17
Formerly: “Insider Trading Policy,” 12/19/2018, Policy No. 602	Page 2 of 6

increases or decreases in the market value of Company securities. It is contrary to this policy for any insider to engage in any short sale or “sale against the box” (i.e., sale of securities owned but not delivered against the sale) of Company securities, or trade in publicly-traded options such as puts or calls in Company securities or any similar investments.

No officer, director or employee of the Company is permitted to purchase or use, directly or indirectly, through family members or other persons or entities, financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to offset or hedge any decrease in market value of Company securities.

No officer, director or employee of the Company may establish or use a margin account with a broker-dealer for the purpose of buying or selling Company securities.

Every person subject to this policy has the individual responsibility to comply with this policy. Every person subject to this policy is also responsible for ensuring that persons sharing their households comply with this policy.

This policy applies to the transfer of funds into or out of the Company stock fund portion of an employee’s ProsperityPlus 401(k) account

4.1.2 Material Non-Public Information
It is not possible to define all categories of material information and the determination of whether information is material is highly fact-intensive. Information that is material at one point in time may also cease to be material at other point in time, and vice versa. The General Counsel, in consultation as appropriate with the CEO, the CFO or other members of senior management of the Company, has the authority to determine whether any information constitutes material non-public information for purposes of this policy. In general, information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding the purchase or sale of Company securities.

While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, would normally be considered material. Examples of such information include:
Financial results.
News of a pending or proposed merger.
News of the disposition or acquisition of significant assets or subsidiary.
Material impairments, write-offs or restructurings.
Creation of a material direct or contingent financial obligation.
Impending bankruptcy or financial liquidity problems.
Gain or loss of a substantial customer or supplier.
Changes in dividend policy.
Uncontrolled Document When Printed Unless Stamped with a Control Stamp
This document contains proprietary, confidential, and/or trade secret information of Albany International Corporation (“AIC”). Possessing, using, copying or disclosing this document to or for the benefit of any third party without AIC’s prior written consent may result in criminal and/or civil liability.

Date Released: 16-SEP-2021	Rev: A
Doc Title: Insider Trading
Function/Owner: Legal/Corporate Compliance	Policy Number: 10.17
Formerly: “Insider Trading Policy,” 12/19/2018, Policy No. 602	Page 3 of 6

Significant pricing changes.
Stock splits.
New equity or debt offerings.
Significant litigation exposure due to actual or threatened litigation.
Major changes in senior management.
Material agreements not in the ordinary course of business (or termination thereof).
Material termination or reduction of a business relationship with a customer that provides material revenue to the Company.

Either positive or negative information may be material and even matters that have a small quantitative impact can be considered material, if there are qualitative considerations that would make the information of particular interest to investors. Any questions about what is or could be considered material should be directed to the General Counsel.

4.1.3 Exceptions to the Policy
Transactions under 10b5-1 Plans. This policy also does not apply to transactions effected under a 10b5-1 Plan that has been entered into with the approval of the General Counsel. A 10b5-1 plan is a written plan adopted by a company employee, officer or director at a time when he or she is not in possession of any material non-public information about the company, and during an Open Window Period. The plan instructs a broker to purchase or sell securities at prices and at times set forth in the plan. If entered into correctly, such a plan may make it easier for an insider subject to frequent Blackout Periods to execute a program of acquisition or divestiture of his or her company securities. Any employee, officer or director interested in pursuing such a plan should contact the General Counsel.

4.2. Part Two (Applicable to Insiders of the Company)
4.2.1 Applicability of the Policy
This part of the policy applies to transactions in Company securities by “Insiders”. Even if you are not an officer or director of the Company, you could be deemed as “Insider” under certain circumstances.

For the purposes of this policy, Insiders are:
Members of the Board of Directors;
Executive Officers (e.g., those officers who have been notified by the Company’s General Counsel that they are subject to the reporting requirements of Section 16 Securities Exchange Act);
Other employees in the Company’s legal, tax and finance department who have been notified of their Insider status;
Other employees with access to reports, data platforms or dashboards that allow them to determine MC segment or Company-wide monthly consolidated financial results sales and orders for the Americas MC business corridor, or for the MC segment as a whole, who have been notified of their Insider status; and
Uncontrolled Document When Printed Unless Stamped with a Control Stamp
This document contains proprietary, confidential, and/or trade secret information of Albany International Corporation (“AIC”). Possessing, using, copying or disclosing this document to or for the benefit of any third party without AIC’s prior written consent may result in criminal and/or civil liability.

Date Released: 16-SEP-2021	Rev: A
Doc Title: Insider Trading
Function/Owner: Legal/Corporate Compliance	Policy Number: 10.17
Formerly: “Insider Trading Policy,” 12/19/2018, Policy No. 602	Page 4 of 6

Members of the immediate families of each of the foregoing (as defined in the Company’s Business Ethics Policy) as well as family trusts, partnerships, foundations and similar entities over which they or such other persons have control or whose assets are held for their benefit or the benefit of such other persons.

The Company may from time to time instruct other personnel that for certain periods they are Insiders for purposes of this policy, and therefore must refrain from trading in Company securities otherwise than in accordance with this policy.

4.2.2 Trading Windows and Blackout Periods
Insiders may only engage in transactions involving Company stock during an Open Window Period. (The term “Blackout Period” is sometimes used to refer to any period that is not an Open Window Period.) There is generally one Open Window Period per quarter, beginning on the third business day following the Company’s release of quarterly earnings, and ending on the last day of the second month of the quarter (i.e, February, May, August or November).

The General Counsel may delay the opening of an Open Window Period, or close the Open Window Period early, for certain Insiders under certain circumstances. In such a case, the affected Insiders will be appropriately notified. Such circumstances could include, without limitation:
Such Insiders are involved in the negotiation of, or are otherwise aware of, a transaction that could be considered material.
A “pension fund blackout” period exists. Under applicable law, officers and directors of the Company may not engage in transactions involving Company stock during a period when 50% or more the participants in the Company’s ProsperityPlus Plan are unable to conduct transactions in their accounts for more than three consecutive days. Such blackout periods typically occur when there is a change in the Plan’s trustee, record keeper or investment manager.

The Company recognizes that, on rare occasions, an Insider may experience exceptional circumstances that may necessitate a transaction during a Blackout Period. In that case, the Insider must request permission to do so from the General Counsel. Permission to transact within a Blackout Period is in the discretion of the General Counsel. Any denial of permission must be kept confidential by the requesting party.

4.2.3 Pre-Clearance Requirements of Officers and Directors
All Company officers and directors must obtain prior written clearance from the General Counsel before engaging in any transactions involving Company securities, even those occurring during an Open Window Period. This includes exercise of employee stock options and gifts of Company securities. A form for such purposes is attached. A request for pre-clearance should be submitted at least two days in advance of the proposed transaction. The General Counsel is under no obligation to approve any trade and may refuse to do so in his or her discretion. Pre-clearance of any transaction is valid only for a 48-hour period. If the
Uncontrolled Document When Printed Unless Stamped with a Control Stamp
This document contains proprietary, confidential, and/or trade secret information of Albany International Corporation (“AIC”). Possessing, using, copying or disclosing this document to or for the benefit of any third party without AIC’s prior written consent may result in criminal and/or civil liability.

Date Released: 16-SEP-2021	Rev: A
Doc Title: Insider Trading
Function/Owner: Legal/Corporate Compliance	Policy Number: 10.17
Formerly: “Insider Trading Policy,” 12/19/2018, Policy No. 602	Page 5 of 6

transaction order is not placed within that period, pre-clearance must be requested and approved in writing again. Requesting persons must treat denials of pre-clearance requests as confidential.

5.0     CONSEQUENCES
Persons who violate this policy are subject to disciplinary action, up to, and including, termination of employment and ineligibility for participation ion the Company’s equity incentive plans, and may be subject to civil and criminal penalties, imprisonment and other remedies.

6.0    FREQUENCY OF REVIEW AND UPDATE:
The Legal Department and the General Counsel will be responsible for monitoring and assessing organizational compliance with the policy. The General Counsel will periodically review this policy with the Audit Committee of the Board of Directors.

Furthermore, the General Counsel will be responsible for:
Communication of this policy to officers, directors and employees as necessary;
Notifying affected Insiders regarding the delayed opening or early closing of Open Window Periods;
Performing periodic cross-checks of available materials which may include Forms 3, 4 and 5, Form 144, officers’ and directors’ questionnaires, and reports received from the Company’s stock administrator and transfer agent to determine trading activity by insiders;
Assisting the Company in implementation of this policy, including monitoring relevant changes in law, regulation or best practices and making appropriate changes to this policy and related practices and procedures.

7.0 ADDITIONAL POLICIES TO CONSIDER:
Business Ethics Policy

Uncontrolled Document When Printed Unless Stamped with a Control Stamp
This document contains proprietary, confidential, and/or trade secret information of Albany International Corporation (“AIC”). Possessing, using, copying or disclosing this document to or for the benefit of any third party without AIC’s prior written consent may result in criminal and/or civil liability.

Date Released: 16-SEP-2021	Rev: A
Doc Title: Insider Trading
Function/Owner: Legal/Corporate Compliance	Policy Number: 10.17
Formerly: “Insider Trading Policy,” 12/19/2018, Policy No. 602	Page 6 of 6

Albany International Corp.

INSIDER TRADING POLICY

FORM OF TRADING CLEARANCE APPLICATION

Name:
Title:
Proposed Transaction Date:
Type of Security to be traded:
Type of Transaction (Purchase/ Sale/ Entry into 10b5-1 Plan (if Plan, please attach)/ Gift):

Number of Shares Involved (if applicable):

CERTIFICATION

    I hereby certify that I am not in possession of any material non-public information about the Company and / or its subsidiaries. I understand that material non-public information is information concerning the Company that (a) is not generally known to the public; and (b) if publicly known, would be likely to affect either the market price of Company securities or a person’s decision to buy, sell or hold Company securities. I understand that if I trade while in possession of material, non-public information, I may be subject to severe civil or criminal penalties and may be subject to discipline by the Company up to and including termination for cause.

Name:
Date:

REVIEW AND DECISION

    The undersigned has reviewed the foregoing application and approves / prohibits (circle one) the proposed trade(s).

Joseph M. Gaug
General Counsel
Date:

Uncontrolled Document When Printed Unless Stamped with a Control Stamp
This document contains proprietary, confidential, and/or trade secret information of Albany International Corporation (“AIC”). Possessing, using, copying or disclosing this document to or for the benefit of any third party without AIC’s prior written consent may result in criminal and/or civil liability.